Exhibit 99.1

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investor.relations@cott.com

COTT ANNOUNCES INTENTION TO OFFER SENIOR NOTES

TO FUND CLIFFSTAR ACQUISITION

TORONTO, ON and TAMPA, FL – Aug. 4, 2010 – Cott Corporation (NYSE:COT; TSX:BCB) announced today that its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), intends to offer U.S. $375.0 million aggregate principal amount of senior notes due 2018 (the “New Notes”). The New Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The New Notes will be fully and unconditionally guaranteed by Cott and certain of its subsidiaries.

Cott intends to use the net proceeds from the offering to fund a portion of the purchase price and related fees and expenses for the previously announced and pending acquisition of substantially all of the assets and liabilities of Cliffstar Corporation and its affiliated companies (the “Cliffstar Acquisition”). The offering of the New Notes is expected to close concurrently with the Cliffstar Acquisition. Cott intends to finance the remaining portion of the Cliffstar Acquisition through a draw-down on its asset based lending facility, which Cott intends to amend or refinance in connection with the Cliffstar Acquisition to, among other things, increase the amount of borrowings available under such facility, as well as an underwritten public offering of its common shares.

The offering of the New Notes is contingent on the completion of the Cliffstar Acquisition, the underwritten public offering of common shares and the amendment of Cott’s asset based lending facility described above and dependent on market conditions.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The New Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities laws conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes such statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Press Release

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K for the year ended January 2, 2010 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not, except as expressly required by applicable law, undertake to update or revise any of these statements in light of new information or future events.

2